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                                                                     EXHIBIT 2.4

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re:                                 :
                                       :    Case No. 98-661(PJW)
PORTACOM WIRELESS, INC.,               :
                                       :    Chapter 11
          Debtor.                      :


                  STIPULATION AND ORDER IN LIEU OF OBJECTION
                  ------------------------------------------


     This Amended Stipulation and Order In Lieu of Objection ("Stipulation") is made as of the 3rd day of April, 1998, by and among PortaCom Wireless, Inc. ("Debtor"), VDC Corporation Ltd. ("Buyer") and the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc. ("Committee"), by and through their respective undersigned counsel.

                             W I T N E S S E T H:

     WHEREAS, on March 23, 1998, Debtor filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code ("Code"), commencing a case in the United States Bankruptcy Court for the District of Delaware (the "Court"), which is pending at number 98-661 (the "Case"); and

     WHEREAS, on March 29, 1998, the Office of the United States Trustee convened a meeting of the twenty largest unsecured creditors of the Debtor for the purpose of appointing a committee of creditors; and

     WHEREAS, the Office of the United States Trustee appointed three creditors to the committee, which Committee engaged counsel; and

     WHEREAS, prior to the commencement of the Case, the Debtor and Buyer were parties to an asset purchase agreement and amendments thereto, pertaining to the Debtor's agreement to
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sell to Buyer its interest in and to 2,000,000 shares of common stock ("MAC
Shares") of Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 of MAC common stock with a strike price of $4.00 per share ("MAC Warrants"); and

     WHEREAS, the Debtor and Buyer negotiated the terms of an asset purchase agreement to be entered into in the Case and approved by the Court ("Purchase Agreement") and agreed upon the procedures pursuant to which the Purchase Agreement would be submitted to the Court for approval; and

     WHEREAS, together with the petition commencing the Case, the Debtor filed the Motion Of Debtor (A) To Establish Bidding Procedures And To Approve A Break-Up Fee In Connection With The Sale Of The Debtor's Interest In Certain Property Of The Estate And (B) To Approve The Form And Manner Of Notice ("Motion") with respect to the Purchase Agreement, which is attached to the Motion as Exhibit A; and

     WHEREAS, the Court scheduled a hearing on the Motion on April 3, 1998 at 2:00 p.m. and provided the Committee the opportunity to object to the Motion at any time at or prior to the scheduled hearing; and

     WHEREAS, the Committee expressed its intention to object to various provisions of the Motion and Notice; and

     WHEREAS, the Debtor, Buyer and Committee, have agreed to resolve the Committee's concerns and objections by modifying the terms of the Purchase Agreement, as more fully set forth below, in consideration of the Committee's waiver of its objections to the Motion and approval of the Purchase Agreement at the hearing to be scheduled to approve the same and confirm the Buyer as the "Successful Bidder;" and
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     NOW, THEREFORE, intending to be legally bound hereby, for and in consideration of the mutual covenants set forth below, the parties agree as follows:

     1. The recitals set forth above are incorporated herein as though set forth below at length.

     2. The Purchase Agreement is incorporated herein and shall be amended pursuant to the terms set forth below. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

     3.  Section 1.1 shall be amended by adding a new definition, as follows:

          "Allowed Claims" means the pre-petition unsecured claims, as defined in Code (S) 101(5), or portion thereof, that: (a) are allowed pursuant to a final, non-appealable Order of the Court, or (b) are deemed allowed pursuant to Code (S) 1111(a), or (c) are the subject of pre-petition settlement agreement, or post-petition settlements agreement approved by the Court, that provide for the payment of cash, in whole or in part, in settlement and satisfaction thereof, and in such case, the cash portion thereof (collectively, the "Settlements"). Debtor's counsel believes the Settlements are enforceable and will vigorously attempt to enforce them in the Chapter 11, to the extent necessary.

          "Cash Purchase Escrow" means that segregated, interest bearing escrow account established and maintained by the Debtor, funded by Buyer, in an amount equal to $2.6 million. The Cash Purchase Escrow may be funded by any combination of cash and stand-by letter of credit; provided, however, that the cash portion shall be in the minimum amount of $1,250,000. The holders of priority unsecured claims and general unsecured claims shall be the beneficiaries of this fund.

          "Disputed Claims" means any pre-petition, unsecured claim that is not an Allowed Claim, by virtue of its being scheduled by the Debtor as disputed, contingent or unliquidated, and proof of which has not been timely filed, or as to which an objection has been interposed and which is pending as of Closing.

     4.  Section 3.2 of the Purchase Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

          3.2  Closing Purchase Price.  The Closing Purchase Price (the "Closing
               ----------------------
          Purchase Price") shall be paid or delivered by Buyer at Closing in the following manner:
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          (a) Subject to adjustment pursuant to Section 3.4 hereof, Buyer shall deliver the Cash Purchase Escrow (the "Cash Funds") to the Cash Purchase Escrow escrow agent ("Escrow Agent") for the benefit of Seller; and

          (b) Buyer shall deliver newly issued shares of common stock, par value $2.00 per share, of Buyer in accordance with the provisions of Section
          3.3 hereof (the "VDC Shares"). The number of VDC Shares to be delivered shall equal the difference between (i) 5,300,000 and (ii) the difference between the principal amount of the Cash Purchase Escrow delivered to Seller at Closing and the Indebtedness, divided by the value of the VDC stock valued consistently with paragraph 14 of the Motion. For example, if the funds of the Cash Purchase Escrow delivered to Seller at Closing are in the amount of $2,000,000, the Indebtedness is $366,125 and the value of the VDC Shares is $6.00, the number of VDC Shares to be delivered is equal to 5,027,688 shares (5,300,000 - ((2,000,000 - 366,125)/6)); and

          (c) The Indebtedness shall be satisfied by Seller's delivery, in its capacity as escrow agent, to Buyer of that portion of the Cash Purchase Escrow, together with all accrued interest and other earnings thereon, not delivered to Seller pursuant to sub-section (a) above.

     5. Section 3.4 of the Purchase Agreement is hereby amended by adding to the end of the paragraph, the following:

          Following the Closing, from time to time, Disputed Claims, or a portion thereof, may become Allowed Claims. To the extent that any Disputed Claim becomes an Allowed Claim, the Escrow Agent shall deliver to the Seller for distribution to the holder thereof the amount of such Allowed Claim; to Buyer 60% of the disallowed amount of the Disputed Claim; and the Escrow Agent shall retain the balance.

     6. The Cash Purchase Escrow shall be funded the later of April 8, 1998 or forty-eight (48) hours after entry by the Court of an Order approving this Stipulation and upon the satisfaction of the condition identified in paragraph 7 below.

     7. Debtor, or its counsel, shall be appointed escrow agent with respect to the Cash Purchase Escrow. The Cash Purchase Escrow shall be established and invested in a money market or federally backed instrument. Interest and all other earnings on the Cash Purchase
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Escrow shall inure to the benefit of Buyer. The excess Cash Purchase Escrow, or any portion thereof, shall be returned to Buyer from time to time at such time as any Disputed Claim becomes an Allowed Claim. The amount returned to Buyer shall be 60% of the amount which is disallowed. All other terms and conditions of the escrow shall be set forth in an agreement mutually acceptable to the Debtor, Buyer and the Committee, which shall be executed as a condition precedent to the funding of such escrow.

     8. Upon approval of the Purchase Agreement by the Court and confirmation of Buyer as the Successful Bidder and approved purchaser thereunder, 10% of the Cash Purchase Escrow shall become non-refundable as to Buyer, except in the event of a default by Seller under the Purchase Agreement.

     9. The Debtor In Possession Loan, Security and Pledge Agreement between the Debtor and Buyer, approved by interim order entered on March 25, 1998 ("DIP Financing Agreement"), shall be deemed modified by reducing the amount of advances available thereunder post-petition to $100,000.00.

     10. Except as expressly modified hereby, the Purchase Agreement, Motion, Notice and DIP Financing Agreement shall remain in full force and effect.

     11. The Committee hereby waives any and all objections to the Motion, Notice and approval of the Purchase Agreement by the Court and confirmation of Buyer as the Successful Bidder and approved purchaser thereunder.

     12. The Debtor shall use its best efforts to review the claims asserted against the estate and interpose and pursue objects thereto. Any and all objections to claims shall be filed on or before May 15, 1998.
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     13.  This Stipulation sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto and approved by the Court.

     14. This Stipulation shall inure to and be binding upon the parties hereto and their respective successor and assigns upon approval hereof by an Order of the Court.

     15. Counsel signing this Stipulation on behalf of the parties hereto each represent that they have all the requisite authority to bind their client hereto.

     16.  This Stipulation may be executed in counterparts.
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     IN WITNESSETH WHEREOF, the parties hereto through their duly authorized counsel, have signed this Stipulation the day and year first above written.


                                  PORTACOM WIRELESS, INC.



Dated:                            ======================================
                                  By:  Jeffrey Kurtzman, Esquire

                                  Special Counsel to PortaCom Wireless, Inc.


                                  VDC CORPORATION, LTD.



Dated:                            ======================================
                                  By:  Kenneth E. Aaron, Esquire
                                       Stuart M. Brown, Esquire

                                  Counsel to VDC Corporation, Ltd.


                                  OFFICIAL COMMITTEE OF UNSECURED CREDITORS



Dated:                            ======================================
                                  By:  Francis Lawall, Esquire
                                       J. Gregg Miller, Esquire

                                  Counsel to Official Committee of Unsecured
                                  Creditors


     APPROVED and so ORDERED, ADJUDGED and DECREED, this     day of April, 1998.



                                  ======================================
                                  Peter J. Walsh,
                                  United States Bankruptcy Judge